                                                                    EXHIBIT 12.1
AMAZON.COM, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                           FOR THE
                                                                                                         PERIOD FROM
                                             SIX MONTHS                                                  JULY 5, 1994
                                                ENDED                                                  (INCEPTION) TO
                                              JUNE 30,               YEAR ENDED DECEMBER 31,             DECEMBER 31,
                                                1998           1997           1996           1995           1994
                                              --------       --------       --------       --------       --------
                                                                        (IN THOUSANDS)
FIXED CHARGES:
Interest expense, including
  amortization of debt expense                $  9,589       $    279       $     --       $     --       $     --

Assumed interest element
  included in rent expense                         453            666             85              4             --
                                              --------       --------       --------       --------       --------

Total Fixed Charges                           $ 10,312       $    945       $     85       $      4       $     --
                                              ========       ========       ========       ========       ========


EARNINGS:
Income (loss) from continuing operations
  before income taxes                         $(30,485)      $(27,590)      $ (5,777)      $   (303)      $    (52)

Fixed charges per above                         10,312            945             85              4             --
                                              --------       --------       --------       --------       --------

Total Earnings                                $(20,173)      $(26,645)      $ (5,692)      $   (299)      $    (52)
                                              ========       ========       ========       ========       ========

DEFICIENCY OF EARNINGS AVAILABLE TO
  COVER FIXED CHARGES                         $(30,485)      $(27,590)      $ (5,777)      $   (303)      $    (52)
                                              ========       ========       ========       ========       ========